Exhibit 10.1

Stemline Therapeutics, Inc.

750 Lexington Avenue

Sixth Floor

New York, NY 10022

www.stemline.com

January 16, 2014

PERSONAL & CONFIDENTIAL

Mr. David G. Gionco

9 Howell Drive

Far Hills, New Jersey 07931

Re:             Employment with Stemline Therapeutics, Inc.

Dear David:

We are delighted to extend to you an offer to join Stemline Therapeutics, Inc. (the “Company”).  Your start date will be January 16, 2014 (“Start Date”), and this letter agreement (the “Agreement”) sets forth the terms and conditions of your employment:

1.                                      Title; Responsibilities.  Your position will be Vice-President of Finance and Chief Accounting Officer, which is a full-time position. You will report directly to the Chief Operating Officer of the Company.  In your position, you shall perform such duties on behalf of the Company as may reasonably be assigned to you and that are commensurate with that position.  Your job title and responsibilities may be subject to change in the Company’s sole discretion at any time.

2.                                      At-Will Employment.  You will be employed on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason or no reason; provided, however, that (a) you agree to provide the Company with four (4) weeks advance notice if you elect to resign from your employment with the Company, and (b) the Company agrees to provide you with four (4) weeks advance notice if it elects to terminate your employment without Cause (as defined in Section 8 hereof) or, in lieu of such notice, the Company agrees to provide you with continued compensation and benefits for such four (4) week period (which compensation shall be in addition to any compensation to which you may be entitled pursuant to Section 8 hereof).  Except as expressly provided for in Section 8 hereof, upon your separation from employment for any reason, you will not be entitled to any compensation, bonuses, benefits or payments other than for payment of obligations previously accrued and owing through the date of your separation from employment.

3.                                      Extent of Service.  During your employment, you shall devote your full business time, attention, energy and best efforts to the business and affairs of the Company and you shall not engage in any activity that is harmful to the business, reputation or best interests of the Company; provided, however, that it is agreed that nothing herein shall preclude you from participating in such civic, charitable and educational activities as you deem fit as long as such activities do not interfere with your performance of duties on behalf of the Company.  You also may be permitted to serve as a member of the board of directors of other companies provided that you first obtain the written consent of the Company.

4.                                      Compensation.

(a)                                 Base Salary.  Your starting base salary will be $275,000 per annum, less withholdings and deductions required and/or permitted by law, payable periodically on the same schedule as other full-time employees of the Company.  Your base salary may be subject to adjustment in the sole discretion of the Company at any time.

(b)                                 Discretionary Annual Bonus.  You will be eligible to receive an annual discretionary bonus in an amount to be determined in the sole discretion of the Company, but which amount shall not exceed thirty-five (35%) of your base salary then in effect, subject to your achievement of performance goals established by the Company’s senior management in their sole discretion, the attainment of which shall be determined by the Company’s Chief Executive Officer in his or her sole discretion.  Your receipt of a discretionary bonus for any calendar year is contingent upon your remaining in the active employ of the Company through the day the bonus is paid.

(c)                                  Equity Awards.  Subject to the approval of the Company’s Board of Directors (the “Board”), the Company shall grant you 30,000 shares of the Company’s common stock as well as options to purchase an additional 40,000 shares of the Company’s common stock.  With respect to the entire stock grant as well as 30,000 shares of the option grant, they shall vest in four (4) equal annual installments commencing on the first anniversary of the Start Date, provided you are still an employee of the Company on the applicable vesting dates. With respect to the remaining 10,000 shares of the option grant, they shall vest as follows: 2,500 shares on January 16, 2016; 3,750 shares on January 16, 2017; and 3,750 shares on January 16, 2018, provided you are still an employee of the Company on the applicable vesting dates. All equity grants by the Company shall be subject to the terms and conditions specified in (i) the Company’s most recently approved Amended and Restated Employee, Director and Consultant Stock Plan, and (ii) the Company’s standard form of incentive stock option or restricted stock agreement to be executed by you and the Company.

5.                                      Expense Reimbursement.  You will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties, provided such expenses are approved in advance by the Company’s management and submitted for reimbursement in accordance with the Company’s policies.

6.                                      Benefits.  You will be eligible to participate in all employee benefit plans and perquisite plans and policies which the Company may, in its sole discretion, make available to its similarly-situated employees, whether such benefits are now in effect or hereafter adopted, subject to the terms and conditions of each such plan or policy.  Subject to applicable law, the

Company may alter, modify, add to or delete its employee benefit plans and its perquisite plans and policies at any time as it, in its sole judgment, determines to be appropriate, without recourse by you.

7.                                      Vacation.  You will be entitled to four (4) weeks paid vacation for each year of employment, to be administered consistent with the Company’s policies regarding vacation.  Unless otherwise required by applicable law, vacation may not be carried over from year to year. In the event of your termination or resignation for any reason, you will not be paid out for accrued, unused vacation unless otherwise required by applicable law.

8.                                      Severance in the Event of Termination without Cause or Resignation for Good Reason.

(a)                                 Separation between Months Three (3) and Six (6) of Employment.  If the Company terminates your employment without Cause or if you resign your employment for Good Reason, in either instance with or without a Change in Control (as defined below), at any time between months three (3) and six (6) of your employment, then in addition to the payment of any obligations previously accrued and owing through the date of your separation from employment, and provided that, within 45 days after the date of your separation,  you execute a release of claims in a form acceptable to the Company and such release shall not have been revoked within such time period:

(i)                                     You will be entitled to receive a total of three (3) months of your base salary, less withholdings and deductions required and/or permitted by law, payable in a lump-sum within sixty (60) days after the date of your separation, subject to Section 19; and

(ii)                                  If you elect to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which you and/or your eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for a period of three months following your separation from employment (the “Welfare Benefits Continuation Period”), the Company shall pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that you would have had to pay for such coverage if you had remained employed during the Welfare Benefits Continuation Period and paid the active employee rate for such coverage, provided, however, that (A) that if you become eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to your spouse, if any), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; and (B) the Welfare Benefits Continuation Period shall run concurrently with any period for which you are eligible to elect health coverage under COBRA.

You shall not be entitled to any other compensation, bonuses, benefits or other payments upon your separation from employment other than for payment of obligations previously accrued and owing through the date of your separation.

(b)                                 Separation between Months Six (6) and Twelve (12) of Employment.  If the Company terminates your employment without Cause or if you resign your employment for Good Reason, in either instance with or without a Change in Control (as defined below), at any time between months six (6) and twelve (12) of your employment, then in addition to the payment of any obligations previously accrued and owing through the date of your separation from employment, and provided that, within 45 days after the date of your separation, you execute a release of claims in a form acceptable to the Company and such release shall not have been revoked within such time period:

(i)                                     You will be entitled to receive a total of six (6) months of your base salary, less withholdings and deductions required and/or permitted by law, payable in a lump-sum within sixty (60) days after the date of your separation, subject to Section 19; and

(ii)                                  You will be entitled to the same benefits as provided in Section 8(a)(ii) hereof, but with a “Welfare Benefits Continuation Period” of six (6) months.

You shall not be entitled to any other compensation, bonuses, benefits or other payments upon your separation from employment other than for payment of obligations previously accrued and owing through the date of your separation.

(c)                                  Separation following Month Twelve (12) of Employment.  If the Company terminates your employment without Cause or if you resign your employment for Good Reason, in either instance with or without a Change in Control (as defined below), at any time after the initial twelve (12) months of your employment, then in addition to the payment of any obligations previously accrued and owing through the date of your separation from employment, and provided that, within 45 days after the date of your separation, you execute a release of claims in a form acceptable to the Company and such release shall not have been revoked within such time period:

(i)                                     You will be entitled to receive a total of twelve (12) months of your base salary, less withholdings and deductions required and/or permitted by law, payable in a lump-sum within sixty (60) days after the date of your separation, subject to Section 19; and

(ii)                                  You will be entitled to the same benefits as provided in Section 8(a)(ii) hereof, but with a “Welfare Benefits Continuation Period” of twelve (12) months.

You shall not be entitled to any other compensation, bonuses, benefits or other payments upon your separation from employment other than for payment of obligations previously accrued and owing through the date of your separation.

(d)                                 Definitions.  For purposes of the foregoing, the following terms have the following meanings:

(i)                                     “Cause” means any of the following:  (a) your conviction of the commission of a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense was committed in connection with the business of the Company; (b) your commission of an act constituting financial dishonesty or fraud, whether or not such act was committed in connection with the business of the Company; (c) your refusal or failure to follow the lawful directives of the Company; (d) your breach of your fiduciary duty or duty of loyalty to the Company; (e) you intentionally and willfully fail to perform your assigned duties on behalf of the Company and you do not correct such failure within fifteen (15) days of receiving written notice thereof; or (e) your breach of any of the provisions of this Agreement or of any of the Company’s policies or procedures.

(ii)                                  “Change in Control” means (a) there is a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation; or there is any other merger or consolidation if, after such merger or consolidation, shareholders of the Company immediately prior to the merger or consolidation hold less than fifty percent (50%) of the voting stock of the surviving entity; (b) there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or (c) any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than fifty percent (50%) of the outstanding shares of voting stock of the Company.

(ii)                                  “Good Reason” means either of the following:  (a) the Company requiring you, without your consent, to relocate your principal office such that your commute as of the Start Date (which you acknowledge to be 55 miles) is increased by more than thirty (30) miles; (b) the willful and material breach by the Company of this Agreement, provided that such breach continues unremedied for a period of thirty (30) days after you provide the Company with written notice thereof; (c) without your express written consent, there is a significant and continuing reduction in your scope of duties, responsibility and authority as in effect for the preceding six (6) months, which reduction is not remedied within thirty (30) days of your providing the Company with written notice thereof; or (d) your base salary is lowered by twenty percent (25%) or more without your express written consent, unless such reduction is equally applicable to all employees of similar rank within the Company.  A resignation by you shall not constitute a resignation for Good Reason unless you shall first have delivered to the Company a written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, which notice must be given by you no later than sixty (60) days after the initial occurrence of such event. The parties intend that a resignation by you for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg §1.409A-1(n)(2).

9.                                      Inventions, Non-Competition and Non-Disclosure Agreement.  As a condition of your employment, you are required to execute an Inventions, Non-Competition and Non-Disclosure Agreement.  I have enclosed two copies of the Inventions, Non-Competition and Non-Disclosure Agreement for your review and signature.  Please sign and return to me one copy of the Inventions, Non-Competition and Non-Disclosure Agreement and this Agreement.  The other copy is for your files.

10.                               Non-Disparagement.  As a condition of your employment, you agree that during your employment and following the termination of your employment for any reason, you will not make any derogatory or disparaging statements about the Company or its products, services, business, or employment practices, regardless of the truth or falsity of such statements, except to the extent required by law or compelled through valid legal process.

11.                               Indemnification; Directors’ and Officers’ Insurance.  As an officer of the Company, you will be entitled to indemnification on the terms and conditions set forth in the Company’s Restated Certificate of Incorporation.  The Company acknowledges and agrees that you shall be a “covered employee” under its directors’ and officers’ insurance program, pursuant to the terms and conditions of such program, as such program shall be amended or superseded from time to time in the sole discretion of the Company.

12.                               Verification.  Your employment is contingent upon our receipt of proof of your identification and work authorization as required by the U.S. Immigration Reform and Control Act.  You hereby represent and warrant that you are not subject to any agreement, understanding or other duty that would restrict or hinder the performance of your duties as an employee of the Company, including, but not limited to, any confidentiality, noncompetition or nonsolicitation agreement or understanding.

13.                               Return of Company Property. You agree that upon the termination or cessation of your employment with the Company for any reason, or at any other time upon the Company’s request, you will immediately return to the Company all Company property of any kind then in your possession or under your control, including, without limitation, the originals and all copies of any and all documents, files or records (including computer data, disks, programs, or printouts) that contain any non-public information that in any way relates to the Company, any of its subsidiaries or affiliates, any of their products or services, clients, suppliers or other aspects of any of their business(es) or prospects, all other notes, drawings, lists, memoranda, magnetic disks or tapes, other recording media, reports, files, memoranda, software, credit cards, door and file keys, telephones, PDAs, computers, computer access codes, instructional manuals, and any other physical property that you received, prepared, or helped prepare in connection with your employment. You further agree to not retain any copies or excerpts of any such property in any format, whether hardcopy, electronic or otherwise.  To the extent that you have Company property stored on any home computer or other personal storage device, you agree to irretrievably delete such property after forwarding a copy of any such property to the Company.  Your obligation in this Section 13 will survive any change to your employment status with the Company, by promotion or otherwise, and the termination or cessation of your employment with the Company.

14.                               Entire Agreement.  This Agreement and the Inventions, Non-Competition and Non-Disclosure Agreement set forth the terms and conditions of your employment with the Company and supersede any prior agreements or representations made regarding your employment, including, but not limited to, any representations made during your recruitment, interviews and pre-employment negotiations or discussions (whether written or oral).

15.                               Amendment.  No amendment or other modification of this Agreement shall be effective unless in writing and signed by the Company and you.

16.                               Severability; Reformation.  In the event any court of competent jurisdiction shall find that any provision of this Agreement is not enforceable in accordance with its terms, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of you and the Company in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.  Further, should any part or provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

17.                               Successors and Assigns.  This Agreement is personal to you and shall not be assignable by you.  The Company may assign this Agreement without your consent.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by your legal representatives, heirs and estate.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

18.                               Governing Law; Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.  You and the Company agree that the courts of competent jurisdiction in the State of New York shall be the sole and exclusive forum for litigating any dispute arising in connection with this Agreement or your employment with the Company (or separation therefrom), and you hereby consent to the personal jurisdiction of such courts for such purposes.

19.                               Code Section 409A.

(a)                                 General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of the application of Section 409A of the Code.

(b)                                 Definitional Restrictions.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of termination of your employment, such Non-Exempt Deferred Compensation will not be payable or distributable to you by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined.

(c)                                  Six-Month Delay in Certain Circumstances.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of your separation from service during a period in which you are a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following your separation from service will be accumulated through and paid or provided on the first day of the seventh month following your separation from service (or, if you die during such period, within 30 days after your death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(d)                                 Treatment of Installment Payments.  Each payment of termination benefits under Section 8 of this Agreement, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical, dental or life insurance coverage under Section 9(a)(ii), (b)(ii) or (c)(ii), shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e)                                  Timing of Release of Claims.  Whenever in this Agreement a payment or benefit is conditioned on your execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year.  If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such sixty (60)-day period.

(f)                                   Timing of Reimbursements and In-kind Benefits.  If you are entitled to be paid or reimbursed for any taxable expenses under Sections 5 or 9(a)(ii), (b)(ii) or (c)(ii), and such payments or reimbursements are includible in your federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  No right to reimbursement of expenses under Sections 5 or 9(a)(ii), (b)(ii) or (c)(ii) shall be subject to liquidation or exchange for another benefit.

Again, we look forward to having you join us.  If you elect to accept employment on the terms and conditions set forth herein, please sign and return a copy of this Agreement to me by no later than January 16, 2014.  If you have any questions, please feel free to call me at 646-502-2302.

Very truly yours,

STEMLINE THERAPEUTICS, INC.

By:	/s/ Kenneth Hoberman
	Name:	Kenneth Hoberman
	Title:	Chief Operating Officer

Agreed to and accepted by:

David G. Gionco

/s/ David G. Gionco
(Signature)

Date:	January 16, 2014